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Exhibit 5.1

August 1, 2013

063718.2488

Halliburton Company

3000 North Sam Houston Parkway East

Houston, TX 77032

Ladies and Gentlemen:

In connection with the issuance by Halliburton Company, a Delaware corporation (“Halliburton”), of $600,000,000 aggregate principal amount of its 1.00% Senior Notes due 2016 (the “2016 Notes”), $400,000,000 aggregate principal amount of its 2.00% Senior Notes due 2018 (the “2018 Notes”), $1,100,000,000 aggregate principal amount of its 3.50% Senior Notes due 2023 (the “2023 Notes”) and $900,000,000 aggregate principal amount of its 4.75% Senior Notes due 2043 (the “2043 Notes” and, togther with the 2016 Notes, the 2018 Notes and the 2023 Notes, the “Notes”), pursuant to (a) the Registration Statement of Halliburton on Form S-3 (Registration No. 333-177811) (the “Registration Statement”), which was filed by Halliburton with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated November 8, 2011, as supplemented by the prospectus supplement relating to the sale of the Notes dated July 29, 2013 (as so supplemented, the “Prospectus”), as filed by Halliburton with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of Halliburton on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Underwriting Agreement, dated July 29, 2013 (the “Underwriting Agreement”), among Halliburton and the several Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”); (ii) the Indenture (the “Base Indenture”), dated October 17, 2003, between Halliburton and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee (the “Trustee”), (iii) a form of the Seventh Supplemental Indenture to the Base Indenture between Halliburton and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), (iv) the form of global notes representing the Notes, (v) the Registration Statement and the Prospectus, (vi) Halliburton’s Restated Certificate of Incorporation and By-laws, in each case as amended to date, (vii) corporate records of Halliburton, including certain resolutions of the Board of Directors of Halliburton as furnished to us by Halliburton, and (viii) certificates of public officials and of representatives of Halliburton, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates, statements or other representations of

Halliburton Company	2	August 1, 2013

officers or authorized agents of Halliburton and of governmental and public officials with respect to the accuracy of the material factual matters contained therein or covered thereby. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We also have assumed that the Notes of each series will be issued and sold in the manner set forth in the Prospectus.

On the basis of the foregoing, we are of the opinion that the Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of Halliburton, enforceable against Halliburton in accordance with their terms, except as that enforcement is subject to (1) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (2) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (3) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware, the contract law of the State of New York and applicable federal law of the United States, each as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.